Exhibit 99.4

BOISE PAPER HOLDINGS L.L.C.

BOISE CO-ISSUER COMPANY

OFFER TO EXCHANGE

$300,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING 8% SENIOR NOTES DUE 2020

(CUSIP NOS. 09747G AA1 and U7743P AA6)

FOR

$300,000,000 AGGREGATE PRINCIPAL AMOUNT OF

8% SENIOR NOTES DUE 2020 (CUSIP NO. 09747G AB9) THAT HAVE BEEN REGISTERED UNDER OF

THE SECURITIES ACT OF 1933

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

Boise Paper Holdings, L.L.C. and Boise Co-Issuer Company (the “Issuers”) are offering to exchange, upon and subject to the terms and conditions set forth in the prospectus, dated                     , 2010 (the “Prospectus”), of the Issuers, BZ Intermediate Holdings LLC and certain subsidiaries of BZ Intermediate Holdings LLC (the “Guarantors”), and the related letter of transmittal (the “Letter of Transmittal”), to exchange an aggregate principal amount of up to $300,000,000 of the Issuers’ outstanding 8% Senior Notes due 2020 (the “Old Notes”), for a like principal amount of their newly issued 8% Senior Notes due 2020 that have been registered under the Securities Act of 1933, as amended. This exchange offer (the “Exchange Offer”) is being made in order to satisfy certain obligations of the Issuers and the Guarantors contained in the Registration Rights Agreement, dated March 19, 2010, among the Issuers, the Guarantors and Banc of America Securities LLC as representative of the initial purchasers listed therein.

We are requesting that you contact your clients for which you hold Old Notes regarding the Exchange Offer. We have enclosed herewith copies of the following documents:

1. the Prospectus;

2. the Letter of Transmittal for your use and for the information of your clients; and

3. a form of letter that may be sent to your clients for the account of which you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2010, UNLESS EXTENDED (SUCH TIME AND DATE, OR THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER HAS BEEN EXTENDED, THE “EXPIRATION TIME”). TENDERS OF ORIGINAL NOTES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

The Issuers and the Guarantors have not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent for the Exchange Offer (the “Exchange Agent”), for soliciting tenders of original notes pursuant to the exchange offer. You will be reimbursed by the Issuers, upon request, for customary mailing and handling expenses incurred by you in forwarding the Prospectus and related documents to your clients that are holders of Old Notes and for handling or tendering for such clients. The Issuers will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

Any inquiries you may have with respect to Exchange Offer and all requests for additional copies of the enclosed materials should be directed to Wells Fargo Bank, National Association, the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Boise Paper Holdings, L.L.C. and Boise Co-Issuer Company

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS, THE GUARANTORS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures